Exhibit 10.5

AGREEMENT

This Agreement dated as of June 16, 2006 by and between Surfect Technologies Inc a Delaware corporation (the “Company”), and Mark Groussman, Barry Honig, and RB & AJ Associated Holdings, Inc., a California Corporation, Robert B. Prag, CEO (“Consultants”).

WITNESSETH

WHEREAS, Consultants have developed relations with various financial institutions and organizations and has certain expertise in consulting with companies interested in obtaining financing through public capital markets and private investments in public company (“PIPE”) transactions; and

WHEREAS, the Company is seeking advice in structuring a transaction in order to (i) attract investment capital in an amount of at least $2,500,000 and (ii) achieve an OTC bulletin board listing pursuant to a reverse merger (the “Merger”) with a public company whose capital stock trades on the OTC Bulletin Board (an “OTC Company”) (the transactions described in (i) and (ii) hereof shall be collectively referred to as the “Transaction”).

NOW THEREFORE, for and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.             Term of Agreement. The term of this Agreement shall be sixty (60) days from execution of this Agreement, unless extended by mutual agreement of the parties as provided herein (the “Term”), or earlier terminated upon closing and satisfaction of all obligations of Company to Consultants hereunder.

2.             Duties of Consultants; Structure of Transaction.

(a)  Consultants agree to consult with the Company during the Term regarding a possible Transaction. Consultants shall be authorized to introduce parties and OTC Companies which are prospective merger candidates to the Company but the Company shall be responsible to negotiate term sheets, definitive agreements, and perform customary due diligence. Company agrees that during the Term it shall not engage any consultant or advisor with respect to a Transaction. Consultants engagement shall be exclusive, however Company acknowledges Consultants’ shall be entitled to provide similar services to other parties.

(b)  Consultants agree to consult with the Company to structure a transaction which results in a post-transaction capital structure substantially as set forth on Exhibit A. The closing (the “Closing”) shall be held upon the occurrence of (i) delivery into escrow of at least $2,500,000 (the “Escrow Deposit”) from qualified subscribers acceptable to the Company in connection with a PIPE transaction with terms described on Exhibit A and (ii) consummation of a Merger between the Company and an OTC Company in which the OTC Company shall be the surviving entity (the “Surviving OTC Company”). Following the Closing, the Company’s existing stockholders shall become stockholders of the Surviving OTC Company. The OTC Company shall be acquired without additional cost to the Company other than as set forth herein.

(c)  Upon the Closing, the Consultants’ shall be issued 1,250,000 shares of the Common Stock (the “Consultant’s Common Stock”) of the OTC Company, based upon the capitalization set forth on Exhibit A. The Consultants shall be entitled to designate assignees or purchasers for the Consultant’s Common Stock issued in accordance with this paragraph (c).

3.             Terms and Conditions of Transaction; Covenants of the Company.

(a)  The terms and conditions of any Transaction must be acceptable to the Company.

(b)  There is no relationship of partnership, agency, employment, or joint venture between the parties. No party has the authority to bind the other or incur any obligation on its behalf. Consultants, in all respects, shall be independent contractors of the Company. The Company grants Consultants no authority to enter into any agreement, understanding or commitment on behalf of the Company or to negotiate any contracts or terms relating to investment in the Company as to which the Company would be bound.

(c)  The Company shall retain the services of an independent PCAOB certified accounting firm that shall be responsible for auditing the Company’s financial records. Such accounting firm shall be reasonably acceptable to the Consultants. Company’s audited financial statements shall be available for a Transaction within 45 days following the date hereof.

4.             No Shop Provisions.

(a)  In consideration of the time and resources that will be required for Consultants to find contacts and otherwise perform its duties, the Company agrees that, during the Term (the “Exclusivity Period”), neither the Company nor any of its affiliates, employees, directors or Consultants (collectively, “Representatives”) will, directly or indirectly, solicit, encourage, or enter into discussions, agreements, or transactions with, or provide any information to, any individual, corporation, partnership, or other entity or group (other than contacts approved by Consultants) concerning any private placement, investment, merger, spin-off, sale of assets or any similar transaction or alternative to a private placement transaction involving the Company (other than financing substantially in accordance with past practices which constitutes working capital). The Company shall promptly notify Consultants in the event that any proposal, offer, contract or inquiry with respect to another potential transaction is made by a third party. Notwithstanding the above, the Company may engage in discussions regarding post-Closing financing.

(b)  Additionally, the Company acknowledges and agrees that, during the Term, and for a period of twelve (12) months thereafter, neither the Company nor any of its representatives shall contact, engage or do any business with any of the contacts that Consultants introduce to Company, other than as provided herein.

(c)  The Company acknowledges that any remedy at law for breach of any of the covenants contained in this Agreement would be inadequate and any person entitled to payment shall be entitled to injunctive relief in the event of any such breach. In addition, The Company shall reimburse Consultants for any legal fees incurred in seeking such remedy.

5.             Expenses.

(a)  Consultants shall be responsible for all expenses that Consultants incurs in performing its duties pursuant to this Agreement unless otherwise approved in advance by the Company.

(b)  Consultants or their designees shall be responsible for the costs and expenses (the “Acquisition Costs”) incurred in connection with the acquisition of the Consultant’s Common Stock acquired pursuant to Paragraph 2(c) upon the closing of the Transaction. If the Company does not close a Transaction (which closing will be at Company’s sole discretion) after (i) the Escrow Deposit shall have been made and (ii) the Consultant’s shall have made a deposit with the Company covering the Acquisition Cost, the Company shall reimburse Consultants for the Acquisition Costs or settlement cost for unwinding the acquisition transaction, whichever is greater.

6.             Miscellaneous.

(a)  The Company shall be under no obligation to pay any fee, monies or other consideration whatsoever to Consultants under the terms of this Agreement except as provided herein.

(b)  The Company, in the event that any placement agent or underwriter is employed in connection with any aspect of the Transaction, understands that a separate placement agent fee may be required to be paid that would be separately negotiated with such party and, if required, is estimated to require payment of a 6% commission on sales of securities by such party.

(c)  The illegality or enforceability of any provision of this Agreement does not affect the legality or enforceability of any other provision or portion. If any provision or portion of this Agreement is deemed illegal or unenforceable for any reason, there shall be deemed to be made such minimum change in such provision or portion as is necessary to make it valid and enforceable as so modified.

(d)  This Agreement may not be assigned by the Company without the prior written consent of Consultants. The terms of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

(e)  No modification of this Agreement shall be effective unless in writing by both parties.

(f)  All parties hereto have been represented by counsel, and no inference shall be drawn in favor of or against any party by virtue of the fact that such party’s counsel was or was not the principal draftsman of this Agreement.

(h)  This Agreement shall be governed by and construed under the laws of the State of New Mexico without regard for conflicts of laws principles

7.             Disclaimer. It is understood that Consultants are not acting in capacity of licensed securities or real estate broker or dealer, and shall have no authority to enter into any commitments on the Company’s behalf, or to negotiate the terms of financing which responsibility shall be of the Company, or to hold any funds or securities in connection with financing or to perform any act which would require Consultants to become licensed as a securities or real estate broker or dealer or perform in accordance with such licensure. It is further acknowledged that Consultants are not acting as part of any “group” as such term is defined under the Securities Exchange Act of 1934, as amended, and neither Consultants nor any third-party who may acquire Common Stock shall be claimed by the Company to be acting in concert with respect to such Common Stock, nor shall Consultants (or such persons) be claimed by the Company to be an “affiliate” of the Company.

8.             Entire Agreement. This Agreement contains the entire agreement between Consultants and the Company concerning the subject matter hereof and supercedes all prior agreements, representations and promises by either party or between the parties, and correctly sets forth the rights and duties of each of the parties to each other concerning that matter as of this date. Any agreement or representation concerning the subject matter of this Agreement or the duties of Consultants to the Company in relation thereto, not set forth in this Agreement, shall be null and void. The terms and provisions of Section 2, 4, 5, 6, 7 and 8 shall survive the termination of this Agreement on the terms set forth herein.

IN WITNESS WHEREOF, the parties intending to be legally bound have caused this Agreement to he executed by their duly authorized representatives as of the date first above written.

Consultants:

Mark Groussman

Barry Honig

RB & AJ Associated Holdings, Inc.

			By:	/s/ Mark Groussman	6/16/06
Name: Mark Groussman

By:	/s/ Steve Anderson	6-16-06	By:	/s/ Barry Honig	June 16, 06
Name: Steve Anderson			Name: Barry Honig
Title: Chief Executive Officer

			By:	/s/ Robert B. Prag	6-16-06
Name: Robert B. Prag, CEO
RB & AJ Associated Holdings, Inc.

EXHIBIT A

Closing Capitalization

Current Shareholders (including option pool):	5,750,000

PIPE Investors	1,250,000 ($2.00/Share)

PubCo (Consultants)	1,250,000 Shares

Total Shares Outstanding	8,250,000 Shares

PIPE Warrants	625,000 ($3.00/Shares)